SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES ACT OF 1934

Date of Report (Date of earliest event reported): March 5, 2004

STEINWAY MUSICAL INSTRUMENTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11911	35-1910745
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 South Street, Suite 305, Waltham, Massachusetts 02453
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:
(781) 894-9770

ITEM 9.  REGULATION FD DISCLOSURE

9.1                     During a presentation to investors and analysts on Friday, March 5, 2004, Dana Messina, President & CEO of Steinway Musical Instruments, Inc., provided additional insight into the Company’s outlook for 2004 and beyond.

In the Company’s fourth quarter earnings release, management gave 2004 earnings guidance of at least $1.90 per share, including approximately $.10 for costs associated with plant closures.  During the question and answer session on March 5th, Mr. Messina noted that the Company’s 2004 guidance was based on expectations of a 10% increase in band unit sales.  This unit increase is primarily based on the Company’s new product strategy, which includes additional sales from imported entry-level student band instruments, and is expected to result in additional band segment revenues of approximately $10 million.  The Company’s 2004 guidance was also based on expectations of an increase of approximately 10% in piano revenues.

Mr. Messina cautioned that the full benefit of the Company’s new band product strategy and facility rationalization would not be realized until the 2005-2006 timeframe.  In response to another question, he noted that, if the profitability of the band business returned to 1998 levels, that the Company’s earnings potential could reach $3.00 per share.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This disclosure contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following:  changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new band instrument product and distribution strategies; ability of suppliers to meet demand; and fluctuations in effective tax rates resulting from shifts in sources of income.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 5, 2004	STEINWAY MUSICAL INSTRUMENTS, INC.

	By:	/s/ Dana D. Messina

Name: Dana D. Messina
Title: President and Chief Executive Officer